PRESS RELEASE                                 Contact: Tiffany K. Glenn
For Immediate Release                                  Senior Vice President and
                                                       Marketing Officer
                                                       (757) 217-1000

                           INCREASED DIVIDEND PAID BY
                            HAMPTON ROADS BANKSHARES

NORFOLK, VIRGINIA, JUNE 15, 2007: Hampton Roads Bankshares, Inc. (NASDAQ: HMPR), the financial holding company for Bank of Hampton Roads, announced today that it paid a dividend in the amount of $0.11 per share on the company's common stock to shareholders of record as of May 15, 2007.

The total dividend paid was $1,130,774. Shareholder support of the company is strong with the majority enrolled in the dividend reinvestment plan. As a result, $572,782 or 51% of the total dividend paid was reinvested into additional shares of stock.

This was the company's 22nd consecutive dividend payment, and the first dividend declared by the board of directors in consideration of the company's 2007 financial performance. Because of the company's strong start in the first quarter, the board increased the quarterly dividend by 10%, from $0.10 per share to $0.11 per share. The company's next dividend is scheduled to be declared in July with an anticipated pay date of September 14, 2007.

About Hampton Roads Bankshares

Hampton Roads Bankshares, Inc. is a financial holding company that was formed in 2001 and is headquartered in Norfolk, Virginia. The Company's primary subsidiary is Bank of Hampton Roads, which opened for business in 1987. The Bank engages in general community and commercial banking business, targeting the needs of individuals and small to medium-sized businesses. Currently, the Bank operates 17 banking offices in the Hampton Roads region of southeastern Virginia and is scheduled to open another this year. Shares of Hampton Roads Bankshares common stock are traded on the NASDAQ Capital Market under the symbol HMPR. Additional information about the Company and its subsidiaries can be found on the Web at www.bankofhamptonroads.com.

Certain statements in this report may constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements that include projections, predictions, expectations, or beliefs about events or results or otherwise are not statements of historical facts. Although the Company believes that its expectations with respect to certain forward-looking statements are based upon reasonable assumptions within the bounds of its existing knowledge of its business and operations, there can be no assurance that actual results, performance or achievements of the Company will not differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. Actual future results and trends may differ materially from historical results or those anticipated depending on a variety of factors. For an explanation of the risks and uncertainties associated with forward-looking statements, please refer to the Company's Annual Report on Form 10-K for the year ended December 31, 2006, and other reports filed and furnished to the Securities and Exchange Commission.

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